EXHIBIT 10.1

September 15th 2012
Attention: Peter Karsten

Dear Peter

Letter of Contracted Services – Chief Financial Officer

This letter provides draft terms of reference for employment with TagLikeMe Corp., a Nevada company (the “Company”) that is public in the United States and fully reporting under the Securities Act of 1933.  The Company’s shares trade in the US on the OTCQB market and in the Frankfurt Stock Exchange in Germany.  The reporting currency of the Company is US dollars.

The Company is in the process of selecting its senior management and requires a Chief Financial Officer (“CFO”) who will report to the Board of Directors.

Key Roles and Responsibilities

Primary Roles

Fund Raising is the primary responsibility of the CFO.  He will require numerous face to face meetings with the financial community to sell equity and debt instruments to fund company operations to fund the Company’s business plan.  The Company will be filing a Form 14A with the SEC to increase the authorized common shares the Company is able to sell to dovetail with the Company’s funding requirements.

Minor Review of Regulatory and Financial Reporting functions are provided by separate contracted individuals.  Regulatory and financial reporting services will provide high level presentation of applicable final documentation that will require final review and comment in order to finalize these reports and required filings.  For example draft audited statements, and draft quarterly reports on Form 10Q, draft annual report on Form 10K and all material change reports on Form 8K will be provided for review and comment by the CFO in their final stages of development. This will allow the CFO to concentrate on fund raising and secondary roles.

Create Business Plan to communicate blue sky revenue model, product development path, operating budgets, all aimed at a fund raising audience (internal support available).

Secondary Roles

To bring users to the TagLikeMe site and increase user capture to grow site user audience and basis for future monetization.  Ensure that we get the Company’s site receives traffic in terms of hits & eyeballs and an ever increasing return used metric.

Oversee software and programming development teams including existing and future contacted developers.  Ensure development milestones are obtained in time frames budgeted.

Create marketing and platform monetization plans (internal support available).

Draft Remuneration Package

Agreed upon expenses during first three month trial period that will concentrate on fund raising will be paid promptly upon receipt of expense statements to the CFO by the Company. Expense budget for three month trial period to be outlined, detailed and agreed in advance.

No salary will be paid until the earlier of a) the trial period term has ended, or b) until $1 million is raised to fund corporate operations. Salary of US$15,000 per month while bank balance is greater than $1 million. Salary review after fund raising completed to US$5 million.

10% paid in cash from first US$10 million raised or part thereof.

Benefits to be negotiated after 3 month trial period and subject to adequate financing being available.

4,000,000 share options set at market price per share on the effective date of SEC Form 14A-DEF to increase the authorized shares of the Company which will occur during the three month trial period.  Options shall be governed by the terms and conditions of the Company’s Share Option Plan of 2006. Options shall vest semi-annually over a three year term unless earlier vesting provisions occur (1,000,000 options vest for each $5 million in funding raised for the Company).   The common shares underlying the share options will be subject to SEC Rule 144 and may be registered depending upon contractor performance.  The Company will undertake to register these options for resale after US$5 million in corporate funding has been raised.

Term and termination

During the trial period, either party can terminate this Letter of Contracted Services at 1 week’s notice.

It is foreseen that Peter Karsten may become a permanent employee at the end of the trial period as set out above. Term and termination terms have not yet been agreed for such employment.

About TagLikeMe Corp.

TagLikeMe Corp. is an Internet media and digital information technology company. The Company is developing online properties through its subsidiary, Glob Media Works Inc. Formed in 2012 to capture emerging opportunities in the search engine and social media sectors, TagLikeMe Corp. is investing in the development of existing operations and building out its foundational property to include online and mobile solutions.

TagLikeMe Corp. is headquartered with corporate offices in London, England and supported technology centers in the Western United States. Our core website, www.TagLikeMe represents the next generation of Internet search engine and offers cloud based solutions to store and share interests online. We believe it is the vital center of what will become known as Common Information Networks. Using TagLikeMe, individuals can search, tag, store and share all forms of digital information in a single, easy to use interface.

Corporate Resources

The Company has internal bookkeeping, accountants, legal, auditor, and website development representatives to aid in development of business plans, corporate profiles, audited financial statements, and necessary regulatory filings.

Future Position

It is envisioned that the CFO position, if executed to expectations, will prepare the candidate for the position of CEO and a director of the Company.

TAGLIKEME CORP.

/s/ Richard Elliot-Square
Richard Elliot-Square, President